Exhibit 4(a)(6)(2)

Execution Copy

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of December 14, 2012 (this “Agreement”), by and among BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO (the “New Term Lender”), GRUMA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“Borrower”), and GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December 13, 2012 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Lenders party thereto from time to time and GS Bank, as Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request New Term Commitments by entering into one or more Joinder Agreements with New Term Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      New Term Commitments. The New Term Lender agrees to commit to provide the New Term Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

2.                                      New Term Lender. The New Term Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent, as the case may be, by the terms thereof and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.                                      New Term Loans. The New Term Lender hereby agrees that the New Term Loans made under the New Term Commitment shall constitute Term Loans under the Credit Agreement having the same terms and conditions as those of the existing Term Loans under the Credit Agreement, including:

a.                                      Applicable Margin.  In the case of LIBOR Loans, 3.00% per annum and, in the case of Base Rate Loans, 2.00% per annum plus, in each case, the Step-Up Margin.

b.                                      Principal Payments.  One single installment on the Maturity date in accordance with Section 2.02 of the Credit Agreement.

c.                                       Voluntary and Mandatory Prepayments.  As set forth in Section 2.05 of the Credit Agreement.

d.                                      Credit Agreement Governs.  The New Term Loans shall be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.                                      Structuring Fee.  Borrower agrees to pay to the New Term Lender on the Increased Amount Date (as defined below) a structuring fee in an amount equal to 1.00% of the amount of the New Term Commitment plus the applicable value added tax.

5.                                      Proposed Borrowing.  This Agreement represents Borrower’s request to borrow the New Term Loans from New Term Loan Lender as follows (the date of such borrowing, the “Increased Amount Date”):

a.                                      Increased Amount Date:  December 14, 2012.

b.                                      Amount:  $100,000,000.

c.                                       Interest rate:  LIBOR Loans with an initial Interest Period of 3 months.

d.                                      Wire Instructions:  As set forth on Schedule B annexed hereto.

6.                                      New Term Loans and New Term Lenders.  Borrower acknowledges and agrees that upon its execution of this Agreement and the making of the New Term Loans that such New Term Loans shall constitute “Term Loans” under, and for all purposes of, the Credit Agreement and the other Loan Documents.

The New Term Lender acknowledges and agrees that upon its execution of this Agreement and the making of the New Term Loans that such New Term Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

7.                                      Term Note. Borrower shall deliver to the New Term Lender on the Increased Amount Date a Term Note representing the New Term Lender’s Term Loans to the Borrower.

8.                                      Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer and Borrower hereby certify that:

i.                                          no Default or Event of Default exists before or after giving effect to the New Term Commitments on the Increased Amount Date;

ii.                                       both before and after giving effect to the making of any New Term Loans, the representations and warranties contained in Article V are true and correct as of the Increased Amount Date, as though made on and as of such date;

iii.                                    the Borrower is in pro forma compliance with each of the covenants set forth in Section 7.09 and 7.10 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Commitments.

9.                                      Eligible Assignee.  By its execution of this Agreement, the New Term Lender represents and warrants that it is an Eligible Assignee.

10.                               Notice.  For purposes of the Credit Agreement, the initial notice address of the New Term Lender shall be as set forth below its signature below.

11.                               Recordation of the New Term Loans.  Upon execution and delivery hereof, the Administrative Agent will record the New Term Loans made by the New Term Lender in its Register.

12.                               Arrangers. The parties hereto agree that each reference to Goldman Sachs Bank USA as Sole Lead Arranger and Bookrunner in the Loan Documents are amended and restated to refer to GOLDMAN SACHS BANKS USA and BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, as Joint Lead Arrangers and Joint Bookrunners.

13.                               Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

14.                               Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

15.                               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

16.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

17.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of December 14, 2012.

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

By:	/s/ Mauricio Rebolledo Fernández
Name: Mauricio Rebolledo Fernández
Title: Managing Director Credit Markets

By:	/s/ Octaviano Carlos Couttolenc Mestre
Name: Octaviano Carlos Couttolenc Mestre
Title: Managing Director Corporate & Investment Banking

Notice Address: Prol. Paseo de la Reforma 500, Módulo 109
Col. Lomas de Chapultepec
01219 México, DF.
México

Attention: Erika Ambrosi
email: eambrosi@santander.com.mx

GRUMA, S.A.B. de C.V.

By:	/s/ Raul Cavazos Morales
Name: Raul Cavazos Morales
Title: Chief Financial Officer

By:	/s/ Rodrigo Martinez Villarreal
Name: Rodrigo Martinez Villarreal
Title: International Legal Vice-President

[Joinder Agreement Signature Page]

Consented to by:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Joinder Agreement Signature Page]

SCHEDULE A
TO JOINDER AGREEMENT

Name of New Term Lender	Type of Commitment	Amount
BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO	New Term Commitment	$100,000,000
	Total:	$100,000,000

SCHEDULE B
TO JOINDER AGREEMENT

Flow of funds in application of the Term Loan:

1.                                      Payment of Fees:

Payment of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México structuring fee — $1,160,000

Amount:	US$1,160,000 (ONE MILLION ONE HUNDRED SIXTY THOUSAND AND 00/100 US DOLLARS)

To account of:	Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander

Wire Instructions:

Bank: JPMorgan Chase Bank, N.A.

ABA # 021 000 021

Account # 400047144

Account name: Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander

Reference Account Name: Gruma, S.A.B. de C.V.

Beneficiary Account # 97000070541

Contact: Carlos de la Cruz / Rosaydée Ruiz

2.                                      Disbursement of New Term Loans principal to the Borrower:

Amount:	US$98,840,000 (NINETY EIGHT MILLION EIGHT HUNDRED FORTY THOUSAND AND 00/100 US DOLLARS)

To account of:	Gruma, S.A.B. de C.V.

Wire Instructions:	Bank: Bank of America N.A. (Concord, CA) Swift: ABA: 026009593 Account # 62903-27150 Account name: Gruma, S.A.B. de C.V. Reference: GS-GRUMA Contact: Lourdes Sosa